INTERIM ADVISORY AGREEMENT



     AGREEMENT dated as of August 2, 2004, between Pioneer Investment Management, Inc. ("Pioneer"), a Delaware corporation and a member of the UniCreditio Italiano Banking Group, Register of Banking Groups, and Safeco Resource Series Trust, a Delaware statutory trust (the "Trust"), on behalf of its series as listed on Exhibit 1 and amended from time to time (the "Portfolio").

     Whereas, Safeco Asset Management Company has acted as investment advisor to the Portfolio pursuant to an Investment Advisory Agreement dated August 2, 2001 (the "Prior Agreement").

     Whereas, the Prior Agreement has been approved by the Board of Trustees of the Trust and the shareholders of the Portfolio.

     Whereas, the Prior Agreement is being terminated as a result of assignment.

     Whereas, the Board of Trustees has determined to appoint Pioneer as investment adviser to the Portfolio.

     Whereas, this Agreement is being entered into in reliance upon Rule 15a-4 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     Now therefore the Trust and Pioneer agree as follow:

     Section 1. The Trust appoints Pioneer as investment adviser of the Portfolios for the period and on the terms set forth herein. Pioneer accepts such appointment.

     Section 2. Pioneer and the Trust, on behalf of each Portfolio, hereby agree that the provisions of the Prior Agreement (other than as to the term of the Prior Agreement, the identity of the Adviser and the use of the "Safeco" name) are incorporated herein by reference and made a part hereof as if references to the Adviser were to Pioneer. Without limiting the forgoing, Pioneer shall be entitled to the fee for its services provided for in the Prior Agreement from (but exclusive of) the date hereof until the termination of this Agreement, except as provided in Section 3 below.

     Section 3. In the event that this Agreement is not approved by a majority of a Portfolio's outstanding voting securities (as such term is used in the Investment Company Act), Pioneer shall be entitled to a fee equal to the cost to Pioneer of performing its services under this Agreement in lieu of the fee provided for in Section 2. For purposes of this Agreement, Pioneer's costs in providing the services under this Agreement shall be equal to the pro rata portion of Pioneer's expenses for the term of this Agreement attributable to its investment company advisory business, calculated as follows: Pioneer cost in providing investment advisory services to its investment companies multiplied by a fraction the numerator of which shall be the average daily net assets of the Portfolio during the term of this Agreement and the denominator of which shall be the average month end net assets under Pioneer's management of all of its investment company clients.

     Section 4. The compensation earned by Pioneer under Section 2 of this Agreement shall be held in an interest bearing escrow account with a Portfolio's custodian. If a majority of the outstanding voting securities of a Portfolio approves this Agreement prior to the end of its term, the amount in the escrow account (including any interest earned) shall be paid to Pioneer. If a majority of the outstanding voting securities of a Portfolio do not approve this Agreement prior to the end of its term, Pioneer shall be entitled to be paid, out of the escrow account the lesser of (i) the amount in the escrow account (including any interest earned on that amount while in escrow) and (ii) the fee provided for in Section 3 (plus any interest on that amount while in escrow), with any remaining amount in the escrow account being returned to the applicable Portfolio.

     Section 5. This Agreement shall become effective on August 2, 2004. Unless terminated as provided below, this Agreement shall remain in full force and effect until the earliest of (i) the closing of the reorganization of the Portfolio into the Pioneer Fund listed on Exhibit 1, (ii) approval of a Management Contract between the Portfolio and Pioneer and (iii) a date that is the later of 150 days after the date of the termination of the Prior Agreement or such later date as may be consistent with a rule or interpretive position (formal or informal) of the staff of the Securities and Exchange Commission. This Agreement may be terminated with respect to a Portfolio at any time without payment of penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio. Pioneer may terminate this Agreement at any time without payment of any penalty on not less than 60 days written notice to the Portfolio. This Agreement shall automatically terminate upon its assignment as defined in the Investment Company Act.

     In witness whereof, the parties hereto have executed this Agreement as the 2nd day of August 2004.

                                    SAFECO RESOURCE SERIES TRUST

                                    /s/ Roger F. Harbin
                                    By:  Roger F. Harbin
                                    Its:  President


                                    PIONEER INVESTMENT MANAGEMENT, INC.


                                    /s/Osbert M. Hood
                                    By: Osbert M. Hood
                                    Its:  President and Chief Executive Officer





                                    Exhibit 1

                          SAFECO RESOURCE SERIES TRUST

                                 LIST OF SERIES

Fund                                                          Pioneer Fund



Core Equity Portfolio                        Pioneer Fund VCT Portfolio

Growth Opportunities Portfolio               Pioneer Growth Opportunities VCT
Portfolio

Multi-Cap Core Portfolio                     Pioneer Mid Cap VCT Portfolio

Bond Portfolio                               Pioneer Bond VCT Portfolio

Small-Cap Value Portfolio                    Pioneer Small Cap Value
                                                   VCT Portfolio

Money Market Portfolio                       Pioneer Money Market VCT Portfolio












Dated August 2, 2004